Exhibit 4.5

BLACK & DECKER HOLDINGS, LLC
THE BLACK & DECKER CORPORATION

AND

THE BANK OF NEW YORK MELLON

as Trustee

FIRST SUPPLEMENTAL INDENTURE

to the

INDENTURE

dated as of June 26, 1998

Dated as of March 12, 2010

THIS FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of March 12, 2010, is among BLACK & DECKER HOLDINGS, LLC (formerly known as Black & Decker Holdings Inc.), THE BLACK & DECKER CORPORATION, a Maryland corporation (the “Existing Guarantor”), STANLEY BLACK & DECKER, INC. (formerly known as The Stanley Works), a Connecticut corporation (the “Additional Guarantor”), and THE BANK OF NEW YORK MELLON (as successor-in-interest to The First National Bank of Chicago), as trustee (the “Trustee”).

Witnesseth:

WHEREAS, the Company and the Existing Guarantor have executed and delivered to the Trustee an Indenture, dated as of June 26, 1998, by and among the Company, the Existing Guarantor and the Trustee (the “Indenture”), providing for the issuance from time to time of one or more series of Notes;

WHEREAS, the Trustee has heretofore authenticated, and the Company has heretofore issued $150,000,000 aggregate principal amount of 7.05% Notes due 2028 under the Indenture, fully and unconditionally guaranteed by the Existing Guarantor (the “Outstanding Notes”);

WHEREAS, on the date hereof, a wholly-owned subsidiary of the Additional Guarantor will merge with and into the Existing Guarantor with the Existing Guarantor as the survivor pursuant to that certain Agreement and Plan of Merger, dated as of November 2, 2009, among the Existing Guarantor, the Additional Guarantor and Blue Jay Acquisition Corp., the Existing Guarantor will become a wholly-owned subsidiary of the Additional Guarantor and the Additional Guarantor will provide a full and unconditional guarantee (the “Guarantee”) of the obligations of the Company under the Outstanding Notes;

WHEREAS, pursuant to Section 9.1(x) of the Indenture, the Trustee, the Existing Guarantor and the Company are authorized to enter into a supplemental indenture, without prior notice to or consent of any Holders of the Outstanding Notes, to provide additional benefits to Holders of Notes;

WHEREAS, this Supplemental Indenture has been duly authorized by all necessary corporate action on the part of the Company, the Existing Guarantor and the Additional Guarantor; and

NOW, THEREFORE, in consideration of the covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

The amendment set forth below shall become effective upon the execution and delivery of this Supplemental Indenture by the Company, the Existing Guarantor, the Additional Guarantor and the Trustee.

ARTICLE 1

GUARANTEE

Section 1.1.          Amendments to Indenture.

The following definition shall amend and replace the definition of "Guarantor" in the Indenture, and shall hereinafter be deemed a part of the Indenture and applicable to the Outstanding Notes.  “Guarantor” shall mean Stanley Black & Decker, Inc., a Connecticut Corporation, and The Black & Decker Corporation, a Maryland Corporation, as joint and several obligors under the Guarantee referred to herein, in each case until one or more successor corporations shall have become such pursuant to the applicable provisions of this Indenture, and thereafter means such successors.

ARTICLE 2

MISCELLANEOUS

Section 2.1.          Effect of Guarantee; Guarantor to be Bound by Indenture; Release of Guarantee by Additional Guarantor.

(a)  The Additional Guarantor hereby irrevocably fully and unconditionally Guarantees, jointly and severally with the Existing Guarantor, to each Holder of Outstanding Notes and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of the Indenture, any Outstanding Notes or the obligations of the Company under the Indenture or any Outstanding Notes, the obligations of the Company with respect to payment and performance of each Outstanding Note and the other obligations of the Company under the Indenture with respect to the Outstanding Notes on the terms, and subject to the conditions, contained in Article 10 of the Indenture and agrees to be bound by all other terms of the Indenture.

(b)     Provided that no notice that a Default or Event of Default has occurred and is continuing has been delivered to the Holders, the Guarantee by the Additional Guarantor shall be automatically and unconditionally released and discharged, and no further action by the Additional Guarantor, the Existing Guarantor, the Company or the Trustee is required for the release of the Guarantee by the Additional Guarantor, upon the Additional Guarantor delivering to the Trustee an Officers’ Certificate stating that the Guarantee by the Additional Guarantor is released in full.

Section 2.2.          Effect of Supplemental Indenture.

Upon the execution and delivery of this Supplemental Indenture by the Company, the Additional Guarantor, the Existing Guarantor and the Trustee, the Indenture and each of the Outstanding Notes shall be supplemented in accordance herewith, and this Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Outstanding Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound thereby.

Section 2.3          Ratification of Indenture.

Except as supplemented hereby, all provisions in the Indenture and each of the Outstanding Notes shall remain in full force and effect.  This Supplemental Indenture is an indenture supplemental to and in implementation of the Indenture, and the Indenture, the Outstanding Notes and this Supplemental Indenture shall henceforth be read and construed together.  The Indenture and the Outstanding Notes, as supplemented by this Supplemental Indenture, shall in all respects remain in full force and effect.

Section 2.4. Trustee Not Responsible For Recitals; Reaffirmation of Indemnity.

(a)  The recitals herein contained are made by the Company, the Additional Guarantor and the Existing Guarantor and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

(b)  The Company hereby reaffirms its indemnification obligations to the Trustee pursuant to Section 7.7 of the Indenture in connection with the Trustee’s execution of this Supplemental Indenture.

Section 2.5.          Conflict with Trust Indenture Act.

If any provision of this Supplemental Indenture limits, qualifies or conflicts with any provision of the Trust Indenture Act that is required under the Trust Indenture Act to be part of and govern any provision of this Supplemental Indenture, the provision of the Trust Indenture Act shall control.  If any provision of this Supplemental Indenture modifies or excludes any provision of the Trust Indenture Act that may be so modified or excluded, the provision of the Trust Indenture Act shall be deemed to apply to the Indenture as so modified or to be excluded by this Supplemental Indenture, as the case may be.

Section 2.6.          Terms Defined in the Indenture.

All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Indenture.

Section 2.7.          New York Law to Govern.

THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAW PROVISIONS THEREOF TO THE EXTENT A DIFFERENT LAW WOULD GOVERN AS A RESULT.

Section 2.8.          Severability.

In case any one or more of the provisions contained in this Supplemental Indenture, or in the Indenture or Outstanding Notes as supplemented by this Supplemental Indenture, shall for any reason be held to be invalid, illegal or unenforceable in any respect, then, to the extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provisions of this Supplemental Indenture, the Indenture or the Outstanding Notes, but this Supplemental Indenture, the Indenture and the Outstanding Notes shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.

Section 2.9.          Counterparts.

This Supplemental Indenture may be executed in any number of counterparts each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

Section 2.10.          Benefits Acknowledged.

The Additional Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and that the guarantee and waivers made by it pursuant to its Guarantee are knowingly made in contemplation of such benefits.

*   *   *   *   *

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the day and year first above written.

BLACK & DECKER HOLDINGS, LLC

By:	/s/ Elizabeth A. Dolce
Name: Elizabeth A. Dolce
Title: Vice Chairman

THE BLACK & DECKER CORPORATION

By:	/s/ Mark M. Rothleitner
Name: Mark M. Rothleitner
Title: Assistant Treasurer

STANLEY BLACK & DECKER, INC.

By:	/s/ Craig A. Douglas
Name: Craig A. Douglas
Title: Vice President and Treasurer

THE BANK OF NEW YORK MELLON, as Trustee

By:	/s/ Cheryl L. Clarke
Name: Cheryl L. Clarke
Title: Vice President